Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-40406, 33-40568, 333-47575, 333-73812, 333-90958 and 333-108238) and on Form S-3 (No. 333-104596) of ALARIS Medical Systems, Inc. of our report dated February 23, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Diego, CA
March 3, 2004